UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Definitive Proxy Statement

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       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS COMMENTS ON ELLIOTT LETTER

Notes that Elliott's Nominees Finally Have Acknowledged that Their Short-Term, Conflicted Compensation Agreement Was Wrong

Says Hess’ Five New Independent Director Nominees Will Act in the Best Interests of All Shareholders

NEW YORK — May 13, 2013 — Hess Corporation (NYSE: HES) (“Hess”) today issued the following statement in response to Elliott’s letter this morning in which its director nominees finally acknowledged that their short-term compensation plan, where they agreed to be paid substantial sums directly by a hedge fund, was wrong.

John Mullin, Hess’ Lead Director, said, “As we have said all along, Elliott’s directors compromised their independence and judgment by agreeing to accept Elliott’s compensation scheme.  This follows the Elliott nominees’ recent move to back away from the flawed breakup plan for Hess that they had originally agreed to support -- and they backed away only after hearing the overwhelming rejection of that plan by Wall Street research analysts and Hess shareholders.

“The admission today by Elliott and its nominees makes it clear that shareholders agree that Elliott’s scheme was unacceptable, and exposed Elliott's campaign for what it is, short termism at the expense of all shareholders.   It is also clear that shareholders, in pushing Elliott’s nominees to drop the scheme, have rejected the tortured logic from ISS recommending for Elliott.”

John Krenicki added, “Hess’ five new, independent nominees and other continuing independent directors are committed to working in the best interests of all shareholders, overseeing the successful execution of a transformation plan endorsed by the market and to the careful consideration, study and pursuit of all strategies to ensure continued value creation at Hess.  We urge shareholders to vote on the WHITE card.”

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

For Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080